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As filed with the Securities and Exchange Commission on April 23, 2003

Registration No. 333-70435

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST CONSULTING GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3539020
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

111 West Ocean Boulevard, 4th Floor
Long Beach, California 90802
(Address of Principal Executive Offices including Zip Code)

PARAGON SOLUTIONS, INC.
INCENTIVE STOCK PLAN

PARAGON SOLUTIONS, INC.
NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
(Full Title of the Plans)

Michael Zuercher Secretary and General Counsel FIRST CONSULTING GROUP, INC. 111 West Ocean Boulevard, 4th Floor Long Beach, California 90802 (562) 624-5200	Copy to: Charles K. Ruck, Esq. LATHAM & WATKINS 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, $0.001 par value	49,216 shares	$1.01	$49,890	$4.04

(1)
Includes (i) 48,463 shares issuable under the Paragon Solutions, Inc. Incentive Stock Plan and (ii) 753 shares issuable under the Paragon Solutions, Inc. Non-Employee Director Stock Option Plan, which plans were assumed by the Registrant effective February 12, 2003.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and represents the per share weighted average exercise price, $1.0137, of previously granted options exercisable for 49,216 shares.

(3)
In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended. Each share of common stock being registered hereunder, if issued prior to the termination by the Registrant of its Rights Agreement dated as of November 22, 1999, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the common stock.

Proposed sale to take place as soon after the effective date of the Registration
Statement as outstanding options are exercised.

Total Pages 7
Exhibit Index on Page 7

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

EXPLANATORY NOTE

        This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 49,216 shares of First Consulting Group, Inc.'s (the "Registrant") common stock for issuance upon the exercise of options that were initially issued under the (i) Paragon Solutions, Inc. Incentive Stock Plan and (ii) Paragon Solutions, Inc. Non-Employee Director Stock Option Plan, both of which plans were assumed by the Registrant on February 12, 2003, when the Registrant acquired Paragon Solutions, Inc., a Delaware corporation ("Paragon"). The conversion rate for options issued under such plans was 0.5014 shares of Registrant's common stock per share of Paragon common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following documents filed by First Consulting Group, Inc. (the "Registrant") with the Commission are incorporated herein by reference:

        (a)  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 2002;

        (b)  The Registrant's Current Report on Form 8-K filed with the Commission on January 13, 2003;

        (c)  The Registrant's Current Report on Form 8-K filed with the Commission on January 30, 2003;

        (d)  The Registrant's Current Report on Form 8-K filed with the Commission on February 13, 2003;

        (e)  The Registrant's Current Report on Form 8-K filed with the Commission on February 27, 2003;

        (f)    The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on January 22, 1998, including any amendment or report filed for the purpose of updating such description; and

        (g)  The description of the Registrant's rights to Purchase Series A Junior Participating Preferred Stock contained in the Registrant's Current Report on Form 8-K filed with the Commission on December 12, 1999, including any amendment or reports filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

        Not applicable.

Item 5.    Interests of Named Experts and Counsel

        Mr. Zuercher owns 465 shares of Registrant's common stock in connection with his participation in the Registrant's 401(k) plan, and holds options to purchase 28,000 shares of Registrant's common stock, 6,978 of which are exercisable within 60 days of the date of this Registration Statement.

Item 6.    Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws require the Registrant to indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, to the fullest extent permitted by Delaware law; provided, however, that the Registrant shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Registrant, or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the Delaware General Corporation Law. The Bylaws also require the Registrant to advance, prior to the final disposition of any proceeding, promptly following request therefore, all expenses incurred by any director or executive officer in connection with such proceeding, upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the Registrant's Bylaws or otherwise.

        The Registrant has entered into indemnity agreements with its directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

Item 7.    Exemption from Registration Claimed

        Not applicable.

Item 8.    Exhibits

        See Index to Exhibits on page 7.

Item 9.    Undertaking

        (a)  The Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at termination of the offering.

        (b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on April 22, 2003.

FIRST CONSULTING GROUP, INC.
By:	/s/ LUTHER J. NUSSBAUM Luther J. Nussbaum, Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes and appoints Luther J. Nussbaum and Michael A. Zuercher as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of April 22, 2003.

Signature	Title
/s/ LUTHER J. NUSSBAUM Luther J. Nussbaum	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ MICHAEL J. PUNTORIERO Michael J. Puntoriero	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ PHILIP H. OCKELMANN Philip H. Ockelmann	Vice President and Controller (Principal Accounting Officer)
/s/ MICHAEL P. DOWNEY Michael P. Downey	Director
/s/ STEVEN HECK Steven Heck	Director
/s/ STEVEN LAZARUS Steven Lazarus	Director
/s/ DAVID S. LIPSON David S. Lipson	Director
/s/ STANLEY R. NELSON Stanley R. Nelson	Director
/s/ F. RICHARD NICHOL F. Richard Nichol	Director
/s/ STEPHEN E. OLSON Stephen E. Olson	Director
/s/ FATIMA J. REEP Fatima J. Reep	Director
/s/ JACK O. VANCE Jack O. Vance	Director

INDEX TO EXHIBITS

EXHIBIT
4.1	Certificate of Incorporation.	Note (1)
4.2	Certificate of Designation of Series A Junior Participating Preferred Stock.	Note (2)
4.3	Rights Agreement dated as of November 22, 1999 among the Registrant and American Stock Transfer & Trust Registrant.	Note (3)
4.4	Form of Rights Certificate.	Note (4)
4.5	Specimen common stock certificate.	Note (5)
5.1	Opinion of Michael A. Zuercher, General Counsel.
23.1	Consent of Michael A. Zuercher (included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP, Independent Certified Public Accountants.
24	Power of Attorney (included in the signature page to this Registration Statement).

(1)
Incorporated by reference to Exhibit 3.1 of the Registrant's Form S-1 Registration Statement originally filed on November 26, 1997, Registration No. 333-41121.

(2)
Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated December 9, 1999.

(3)
Incorporated by reference to Exhibit 99.3 to the Registrant's Current Report on Form 8-K dated December 9, 1999.

(4)
Incorporated by reference to Exhibit 99.4 to the Registrant's Current Report on Form 8-K dated December 9, 1999.

(5)
Incorporated by reference to Exhibit 4.1 to the Registrant's Form S-1 Registration Statement (No. 333-41121) originally filed on November 26, 1997.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS